Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-261436-11 and 333-261436

*Pricing Details* $2.25BN Honda Auto Receivables 2025-1 Owner Trust (HAROT 2025-1) Prime Auto Loan ABS

Lead Managers: MUFG (str), Barclays, Citi, Mizuho

Co-Managers: ANZ Securities, BNY Mellon Capital Markets, ING Financial Markets, JP Morgan Securities

ANTICIPATED CAPITAL STRUCTURE

CLS	TOT($mm)	OFF($mm)	WAL	S/F*	P.WIN	E.FIN	L.FIN	BENCH	LAUNCH	YIELD	CPN	PX
A-1	600.000	570.000	0.30	A-1+/F1+	<Preplaced>			I-CURV	+9	4.410	4.410	100.00000
A-2	745.500	708.225	1.05	AAA/AAA	7-18	8/26	8/27	I-CURV	+40	4.577	4.53	99.99565
A-3	891.500	846.925	2.35	AAA/AAA	18-39	5/28	9/29	I-CURV	+39	4.615	4.57	99.99692
A-4	131.422	124.850	3.28	AAA/AAA	39-39	5/28	5/31	I-CURV	+43	4.689	4.64	99.98802

* Expected Ratings

-TRANSACTION DETAILS-

BBG Ticker : HAROT 2025-1

Offered Size : $2.250BN

Format : SEC Registered

Exp. Ratings : S&P / Fitch

ERISA : Yes

Risk Retention : US RR = Yes, EU RR = No

Min Denoms : $1k x $1k

Pxing Speed : 1.30% ABS to 10% Call

Expected Pricing : Priced

Expected Settle : 2/11/2025

First Pay Date : 3/21/2025

B&D : MUFG

-ATTACHMENTS-

Preliminary Prospectus, FWP, CDI (attached)

Intex Deal Name : mitharot_20251_upsize

Intex Passcode : J49J

SSAP : HAROT251

-CUSIPS-

A1: 43814VAA5

A2: 43814VAB3

A3: 43814VAC1

A4: 43814VAD9

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.